As Filed with the Securities and Exchange Commission on August 5, 2002 File No. 333-90614.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	MCG DIVERSIFIED, INC.
	(Name of small business issuer in its charter)
Florida	7359	59-3217746
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	770 First Avenue North
	St. Petersburg, Florida 33701
	(727) 898-5600
	(Address and telephone number of principal executive offices and principal place of business)
	Marguerite Godels
	770 First Avenue North
	St. Petersburg, Florida 33701
	(727) 898-5600
	(Name, address and telephone number of agent for service)

	Copies to:
	Diane J. Harrison, Esq.
	4894 Lone Mountain Road
	Las Vegas, Nevada 89130
	Telephone No.: 702-395-2617
	Facsimile No.: 702-658-7973

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ] ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]_________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 (2)	10,000,000	$ 0.04	$ 400,000.00	$36.80
Common Stock par value $0.001 (3)	168,000	$ 0.04	$ 6,720.00	$0.62
Total	10,168,000	$ 0.04	$ 406,720.00	$ 100.00(4)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Maximum 10,000,000 shares of common stock, with no minimum, relate to the Primary Offering by MCG Diversified, Inc. on a "self-underwritten" basis.

(3) 168,000 shares of common stock relate to the Resale Offering by eighteen (18) selling security holders.. This includes 116,000 shares beneficially owned by our current officers and director and affiliated persons.

(4) Minimum fee according to the Securities Exchange Commission.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

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This prospectus relates to 10,168,000 shares of our common stock, 10,000,000 shares of which are offered for sale in the Primary Offering and 168,000 shares of which are owned as of March 31, 2002 and being offered in the Resale Offering, by the security holders named in this prospectus under the caption "Selling Security Holders." The shares of our common stock may be offered or sold directly by ourselves or we may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer and accepted by us. The 168,000 shares offered by the selling security holders will be offered at $0.04 per share. Affiliates may sell their shares at $0.04 per share during the duration of this offering. Non-affiliates may sell their shares at $0.04 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. Up to 10,000,000 shares of our common stock are being sold by us at $0.04 per share, on a self-underwritten basis, with no minimum. Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price. Our offering will commence on the date of this prospectus and will continue until the earlier of ___________, 2002, the date on which all of the shares offered are sold, or when we otherwise terminate the offering.

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Prospectus
SUBJECT TO COMPLETION, DATED ________, 2002
MCG Diversified, Inc.
Shares of Common Stock
Shares offered by MCG Diversified, Inc.: No Minimum - 10,000,000 Maximum
Shares offered by Security Holders: No Minimum - 168,000 Maximum

This prospectus relates to an offering of 10,168,000 shares of common stock of MCG Diversified, Inc. We are offering to sell up to a maximum of 10,000,000 shares of our common stock at $0.04 per share, which as of the date of this prospectus have not been issued. Our 10,000,000 shares shall be offered for sale for a period of 120 days and we may or may not extend the offering for up to an additional 90 days. There are eighteen (18) security holders, that are offering to sell up to 168,000 shares of our common stock. We will not receive any of the proceeds from the sale of our shares of common stock by these security holders. All expenses of this offering are being paid for by us. The estimated expenses of this offering are $13,100.00.

The sale of shares of our common stock, which will be offered and sold by us, will be made on a "self-underwritten" basis by using our officers and directors. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account.

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Our common stock is not currently listed or quoted on any quotation medium.

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Our common stock being offered by this prospectus involves a high degree of risk. You should read the "risk factors" section beginning on page 3 before you decide to purchase any of our common stock

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Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

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	Per Share	Total
Price to Public	$0.04	$400,000.00
Underwriting Discounts and Commissions	-0-	-0-
Proceeds to MCG Diversified, Inc.	$0.04	$400,000.00

Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price and updating all disclosures therein.

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Until , 2002 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions..

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The date of this prospectus is ____________, 2002

TABLE OF CONTENTS

Page No.
PROSPECTUS SUMMARY	1
RISK FACTORS	3
Risks Related To the Company	3
(1) We Have Generated Minimal Profits since Inception While Realizing Limited Revenues and We May Never Generate Substantial Revenues or Be Profitable in the Future.	3
(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with the Company: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.	3
(3) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.	3
(4) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Planned Expansion.	3
(5) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Operational Experience.	3
(6) The Market for Equipment Leasing and Accounting Services Is Intensely Competitive and We May Not Be Able to Gain Customers.	4
Risks Related To This Offering	4
(7) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks Is the Business Services We Offer.	4
(8) Due to the Possibility of Highly Volatile Stock Price, Purchasers of Our Common Stock May Have to Sell the Stock at a Loss.	4
(9) Because it May Be Difficult to Effect a Change in Control of Mcg Diversified, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.	4
(10) Since We Are Selling up to 10,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence	5
(11) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.	5

(12) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices.	5
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	7
DILUTION	7
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	8
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK	9
SELLING SECURITY HOLDERS	9
PLAN OF DISTRIBUTION	11
DESCRIPTION OF BUSINESS	13
LEGAL PROCEEDINGS	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	25
EXECUTIVE COMPENSATION	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DESCRIPTION OF SECURITIES	28
INTEREST OF NAMED EXPERTS AND COUNSEL	29
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29
LEGAL MATTERS	29
EXPERTS	30
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	30
WHERE YOU CAN FIND MORE INFORMATION	30
FINANCIAL STATEMENTS	F-1
PART II	II-1
INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
Item 24. Indemnification of Directors and Officers	II-1
Item 25. Other Expenses of Issuance and Distribution	II-2
Item 26. Recent Sales of Unregistered Securities	II-3
Item 27. Index of Exhibits	II-5
Item 28. Undertakings	II-6
SIGNATURES	II-7
POWER OF ATTORNEY	II-7

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding MCG Diversified, Inc. ("MCG" or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company
Our Business:	We currently provide equipment and furniture leasing alternatives to customers as well as a variety of business services targeting small to mid-size companies. These services include property management services, EDP (electronic data processing) services, billing services, temporary personnel services. We developed our business plan further to integrate a variety of administrative and personnel needs to be offered by us. We have conducted surveys and market tests within the Tampa Bay area. We also provide small businesses with business development services such as writing business plans and providing clients with guidance in implementing those business plans. We anticipate providing our clients with in-depth customized services, such as identifying and helping to solve business development problems, as well as providing marketing ideas and bookkeeping services.

We are a development stage company as outlined in the Financial Standards Accounting Board, FAS 7.

Our State of Organization:	We were incorporated in Florida on December 29, 1993, as MCG Diversified, Inc.

The Offering
Number of Shares Being Offered:	We are offering 10,000,000 shares of our common stock at $0.04 per share.

The selling security holders want to sell up to 168,000 shares of common stock at $0.04 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding After the Offering:	168,000 shares of our common stock are issued and outstanding. We have no other securities issued. If we sell all of the 10,000,000 additional shares we are registering, we will have 10,168,000 shares of our common stock issued and outstanding after the offering.

Selected Financial Data
As of March 31, 2002 (Audited)
Balance Sheet
Total Assets	$ 2,201.00
Total Liabilities	$ 2,131.00
Stockholders Equity	$ 70.00

Statement of Operations
Revenue	$ 3,400.00
Total Expense	$ 4,566.00
Net Income (Loss)	$ (1,166.00)

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) We Have Generated Minimal Profits Since Inception While Realizing Limited Revenues and We May Never Generate Substantial Revenues or Be Profitable in the Future.

For each fiscal year since our inception in December 1993, we have generated minimal profits. We have a small profit of $176.00 as of December 31, 2001. We are in our development stage of operations and have historically generated limited revenues. We can provide no assurances that our operations will generate substantial revenues or be profitable in the future.

(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with Us: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President/Director, Marguerite Godels, as well as hiring and training additional employees. There is no assurance that Ms. Godels will remain with the corporation due to the lack of an employment contract. If we lose our key personnel, our business may suffer. We depend substantially on the continued services and performance of Ms. Godels and, in particular, her contacts and relationships, especially within the accounting industry. Ms. Godels is currently a Director.

(3) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

Our ability to increase revenues and generate profitability is directly related to our ability to compete with our competitors. We face competition from competing companies in this same market that have greater financial, marketing and distribution resources than we have. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future.

(4) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Planned Expansion.

We must raise additional capital for continued operations. Our current working capital of $273.00 will not be sufficient to sustain an expansion. Equipment for us to become fully operational is expensive and maintenance contracts are necessary. Business insurance and workers compensation insurance must be purchased. Working capital for employees and daily operations is also necessary. Capital will be needed for further expansion, meeting competitive pressures or to respond to unanticipated requirements. Without raising additional capital we may not be able to continue operations.

(5) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Operational Experience.

We are a development stage company with a limited operational history. We have completed eight years of minimal operations as of December 31, 2001. While the development of policies, procedures and operational methods have been completed, full implementation has not. We must raise capital, acquire property and other operating assets and develop markets. We must train personnel, establish more sources of supply and develop a research and development program.

In the development stage, our ability to increase revenues is dependent upon our development of our location to its fullest capacity and our negotiating competitive agreements with accounting firms for outsourcing work. We can provide no assurance that we will successfully obtain a significant market share or enter into agreements with accounting firms.

(6) The Market for Equipment Leasing and Accounting Services Is Intensely Competitive and We May Not Be Able to Gain Customers.

The market for equipment leasing and accounting services and products is intensely competitive. We have limited operating history in these services. Our minimal business to date has showed the difficulty of penetrating the Tampa Bay area for market share. Gaining customers will be difficult due to our competitors size and resources.

Risks Related To This Offering

(7) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks Is the Business Services We Offer.

Prior to this offering, there has been no established trading market for our securities, and there is no assurance that a regular trading market for the securities will develop after completion of this offering. We will be offering shares for sale in a company that has a very limited offering of business services. Due to the limited business services we offer, we anticipate that demand for our shares will not be very high.

(8) Due to the Possibility of Highly Volatile Stock Price, Purchasers of Our Common Stock May Have to Sell the Stock at a Loss.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other equipment and furniture leasing service providers or accounting related business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

(9) Because it May Be Difficult to Effect a Change in Control of MCG Diversified, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Marguerite Godels, President and Director, currently holds approximately 59.50% of our outstanding voting stock. She may choose to keep all of her stock (that is, she may not sell any of her stock during this offering) and could retain her status as a controlling security holder. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Ms. Godels has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

(10) Since We Are Selling up to 10,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.

We are selling up to a maximum of 10,000,000 shares of our common stock on a self-underwritten basis. As a result, purchasers of our common stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus.

We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.

By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake on our own to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to the research and development of our business, and we may not be able to successfully proceed with our plan of operations. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment.

(11) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 168,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in the us and our ability to develop a stable market for our stock.

(12) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices.

We regard the protection of our proprietary information as critical to our future success. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our rights, it could materially and adversely affect our business. Without the advantage of our unique position in the business market, other businesses could attract customers away from us, resulting in reduced profits and stock prices.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by MCG Diversified, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a) an abrupt economic change resulting in an unexpected downturn in demand;

(b) governmental restrictions or excessive taxes on imports and exports

(c) over-abundance of companies supplying business center products and services;

(d) economic resources to support the retail promotion of new products and services;

(e) expansion plans, access to potential clients, and advances in technology; and

(f) lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 168,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act. There is no minimum amount of shares that must be sold during this offering. We do not know the specific amount that will be raised by this offering. All funds raised will go directly to our current bank account. While we will bear the expenses of the registration of the shares, we will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale. We will, however, realize the proceeds from the sale of the registration of 10,000,000 shares to be sold on a self-underwritten basis at $0.04 per share. We estimate that the net proceeds from our sale of 10,000,000 shares of our common stock will be $400,000.

In the event we raise only a nominal amount from the sale of our securities, $25,000 or less, the purchasers of the shares will not have the option of the shares being purchased back to treasury and we will use the proceeds to pay for printing and any legal and accounting costs that may exist, and to pay secured creditors if any there may be and any remaining funds will be used towards implementation of our business plan.

We expect to use substantially all of the net proceeds for general corporate purposes, including the costs of this registration, equipment purchases, office improvement, personnel wages, and working capital. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net process. A portion of the net proceeds may also be used to purchase assets in complimentary businesses, technologies, product lines or products. We have no current plans or agreements or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions.

Managements discretion in the use of proceeds may change in the event accounting firms realize the true benefit to outsourcing low level work and our business expands rapidly. This would necessitate management allocating funds for rapid expansion versus a longer term approach. Quick expansion requires additional equipment, personnel, insurance, payroll taxes, and normal operating expenses that must be increased. Expansion of sales and marketing activities, strategic alliances or joint ventures and corporate partnering arrangements will be considered as alternatives for managements discretion.

Potential strategic alliances and joint ventures have been determined to be those in the business services industry. Smaller companies that have been supplying services on a limited basis to the Big 5 accounting firms would be ideally suited for a business relationship with us.

Presently management is anticipating funds being used for lease payments for larger space; equipment purchases of computers, copiers, a postage meter, cellular telephones for sales and management personnel; inventory purchases such as stationary and office supplies; miscellaneous office supplies, furniture and equipment necessary to support the office; and employee wages. The following table shows anticipated use based on raising varying amounts of capital.

Table 1.0 Capital Allocation

Amount of Capital Raised	Offering Expenses	Equipment Purchases	Office Space Improvement	Employee Wages	Working Capital
$100,000	$13,100	$40,000	$15,000	$20,000	$11,900
$200,000	$13,100	$50,000	$15,000	$40,000	$81,900
$300,000	$13,100	$60,000	$15,000	$75,000	$131,900
$400,000	$13,100	$70,000	$15,000	$100,000	$201,900

The above table refers to the use of proceeds being used exclusively for our current operations in St. Petersburg, Florida and do not include any immediate expansion plans.

Our use of proceeds varies dramatically due to several factors. At only $100,000 of capital raised, we will need minimal working capital. Deposits for employee wages, workers compensation insurance, advertising and marketing expenses as well as corporate travel for client presentations will be minimal. As we raise additional capital, expenditures in these categories expands. Specifically the cost of tax deposits for wages, workers compensation insurance and employee travel and presentation expenses rise for each additional employee we hire. Our expenses for advertising and marketing will rise as we begin to expand our service area from Tampa Bay area to Orlando, Jacksonville and Miami. Management will make a determination of directly hiring employees at will in the areas we target or trying to operate from a home base in Tampa Bay. There are costs associated with either scenario that must come from working capital. Because we are targeting one of the professions, the accounting industry, we must have the ability to provide complete, professional presentations that will place us in competition with much larger firms that have the capital to make top-notch presentations.

Managements discretion will be further used when determining whether to automate or hire personnel. Many of our functions such as EDP, bookkeeping, furniture and equipment leasing activities require personnel to perform the functions. Others such as lower end accounting outsourcing require some personnel and more computerized equipment and systems. Management has kept its decision making in the use of working capital broad so it may exercise good judgment in applying management principles to the use of funds.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a) Our lack of operating history,

(b) The proceeds to be raised by the offering,

(c) The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,

(d) Our relative cash requirements, and

(e) Our management expertise.

DILUTION

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of December 31, 2001, was $1,236.00 or approximately $0.0074 per share. After giving effect to the sale of 10,000,000 shares of our common stock at a price of $0.04 per share, net tangible book value as adjusted would be $401,236.00 or $0.0395 per share. The result would be an immediate increase in net tangible book value per share of $0.0321 to existing stockholders and an immediate dilution to new investors of $0.0005 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table shows dilution per share based on raising varying amounts of capital from the offering:

Table 2.0 Dilution Per Share

Amount of Shares Sold	Dollar Amount Raised	Dilution Per Share
1,000,000	$ 40,000	$ 0.0353
2,500,000	$ 100,000	$ 0.0379
5,000,000	$ 200,000	$ 0.0389
7,500,000	$ 300,000	$ 0.0393
10,000,000	$ 400,000	$ 0.0395

The following table provides information on the amount paid per share for existing shareholders and the percentages of stock held and the percentage they will hold in the event this entire offering is sold.

Table 3.0 Dilution Comparison of Current Versus New Shareholders

Amount of Securities Sold	Price Paid By Current Shareholders	Percent of Consideration Paid By Current Shareholders	Percent of Securities They Will Own After This Offering	Percent of Consideration Paid By New Shareholders	Percent of Securities Owned By New Shareholders
$ 40,000	$0.001	0.0042%	14.38%	99.9958%	85.62%
$ 100,000	$0.001	0.0017%	6.30%	99.9983%	93.70%
$ 200,000	$0.001	0.0008%	0.0325%	99.9992%	99.9675%
$ 300,000	$0.001	0.0006%	0.0219%	99.9994%	99.9781%
$ 400,000	$0.001	0.0004%	0.0165%	99.9996%	99.9835%

In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under our stock option plan, all of which may further dilute our net tangible book value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 168,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

Rule 144 can only be used with respect to securities of companies which are reporting companies or securities of companies which make appropriate disclosure information generally available to market makers and shareholders. Shares to be sold must generally be held for a period of at least one (1) year for non-affiliates and two years (2) for affiliates. The definition of an "Affiliate" is critical to the operation of Rule 144. An affiliate is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. This rule provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time.

We intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements which restricts our ability to pay cash dividends. Dividends have been paid during the last three (3) years.

We have eighteen (18) stockholders of record of our common stock as of March 31, 2002.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 168,000 of the 168,000 shares of our common stock issued to them at $0.04 per share. Affiliates may sell their shares at $0.04 per share during the duration of this offering. Non-affiliates may sell their shares at $0.04 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 4.0 Selling Security Holders

Name of security holder	Shares beneficially owned prior to registration (1)	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete (2)	Position, office or other material relationship to the company (if any) within last three years
Marguerite Godels	100,000	100,000	0.0098%	President, Director
Jay D. Solomon, P.A.	4,000	4,000	0.0004%	Treasurer
Laura L. Larsen	4,000	4,000	0.0004%	Secretary
Larry D. Larsen	4,000	4,000	0.0004%	Spouse of the Secretary (3)
Jodi Myers	4,000	4,000	0.0004%
Staci Earl	4,000	4,000	0.0004%
Jeff & Karen Mestler	4,000	4,000	0.0004%
Monica Munoz	4,000	4,000	0.0004%
Michael & Diane Jones	4,000	4,000	0.0004%
Christine Foley	4,000	4,000	0.0004%
John H. Adams	4,000	4,000	0.0004%
Laura B. Adams	4,000	4,000	0.0004%
Brian Bell	4,000	4,000	0.0004%	Director
Michael Spinelli	4,000	4,000	0.0004%	Nephew of President (4)
Roger Spinelli	4,000	4,000	0.0004%	Nephew of President (4)
Edith G. Spinelli	4,000	4,000	0.0004%	Mother of President (4)
Charles P. Godels, P.A.	4,000	4,000	0.0004%	Spouse of the President (5)
Dale Salmon	4,000	4,000	0.0004%	Director

(1) Due to a change in par value from $1.00 to $0.001 the number of shares held by each shareholder increased. On March 27, 2002 the par value of the stock was changed from $1.00 to $0.001. As a result of this change a forward increase in the shares was executed for all the shareholders.

(2) The percentage held in the event we sell all of the 10,000,000 shares in the Primary Offering and the Selling Security Holders sell none of the 168,000 shares in the Resale Offering.

(3) Larry D. Larsen, has sole voting and dispositive rights over his shares and should be considered an affiliate due to his relationship to Ms. Laura Larsen, our Secretary.

(4) Michael, Roger and Edith Spinelli have sole voting and dispositive rights over their shares and should be considered affiliates due to their relationships to Ms. Marguerite Godels, our President.

(5) Charles P. Godels, P.A., has sole voting and dispositive rights over his shares and should be considered an affiliate due to his relationship to Ms. Marguerite Godels, our President.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

PLAN OF DISTRIBUTION

Primary Offering

We are registering 10,000,000 shares of our common stock, which will be offered and sold on a "self-underwritten" basis by us, using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. We have executed no agreements with any broker-dealers with the respect to the offering of these shares as of the date of this prospectus. In the event we enter into any such agreement with a broker-dealer, we will file a post-effective amendment to disclose any such arrangement. Additionally, the broker-dealer must obtain a no objection position on the terms of the underwriting compensation from the NASD (National Association of Securities Dealers, Inc.) corporate finance department prior to any participation by the broker-dealer. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. Our common stock is not currently listed on or traded in any national quotation medium. The offering price of $0.04 per share is based upon the decision of the current management team. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

Our stock will be sold by our current Officers and Directors on a self-underwritten basis. When our Registration Statement is effective, we plan to distribute our prospectus to individuals who have inquired about us and the availability of shares. We will be selling directly to individuals who have read fully our prospectus and have had sufficient information and time to make a prudent investment decision. Share will be sold on a no minimum basis with no maximum. Our Officers and Directors will be prohibited from selling their shares until the primary offering of 10,000,000 shares is sold.

There can be no assurance that we will sell any or all of the offered shares.

Resale Offering

The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d) privately negotiated transactions;

(e) short sales;

(f) through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g) one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h) any combination of any of these methods of sale.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the NASD (National Association of Securities Dealers) Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated as MCG Diversified, Inc. on December 29, 1993 under the laws of the State of Florida. We then amended our Articles on March 21, 2002 changing the par value of our stock and the total authorized capital stock. Since inception, we have engaged in providing equipment and furniture leasing and have expanded into other business services as our business plan developed.

Currently, we are in the business of providing EDP processing, administrative support services, property management products and services, equipment and furniture leasing and providing small businesses with business development services such as writing business plans and providing clients with guidance in implementing those business plans. We also provide our clients with in-depth customized services, such as identifying and helping to solve business development problems, as well as providing marketing ideas and bookkeeping services.

We pursued leasing activities and placed several leases for furniture and computer equipment shortly after commencing operations. During the course of pursuing leasing activities, we discovered that many companies that were seeking alternatives for leasing activities were also searching for economic alternatives to outsourcing administrative and personnel needs. In 1994, we began to expand our revenue generating activities into a variety of administrative support areas. These included:

(a) EDP Processing

(b) Payroll Processing Services

(c) Property Management Services

(d) Check Writing Services

(e) Personnel Scheduling

(f) Maintenance Scheduling

(g) Messenger Services

Each of the above mentioned services can be provided to the general business population. We have chosen to limit our target markets to those of the accounting industry for administrative support services and development stage companies in all industries for our business development services. We are researching the travel/leisure industry to determine if our services can successfully be offered to businesses in this industry.

By 1998 we were deriving all of our revenue from providing administrative support services. Our continued pursuit of business drove us to expanding our customer base. We began to target a specific business segment, the accounting industry. A specific niche was identified, the outsourcing of low level accounting work by larger local CPA firms, regional CPA firms, and the Big 5 in the public accounting industry, and we have begun to further refine our business plan to target the broad public accounting industry and the niche of the low level accounting outsourcing. We still kept our market of small to mid-size private companies that need professional business services. Due to our ability to provide strong administrative services, we discovered we could offer additional services in business development services such as writing business plans and providing clients with guidance in implementing those business plans. We now provide our clients with in-depth customized services, such as identifying and helping to solve business development problems, as well as providing marketing ideas and bookkeeping services. We also plan to expand our operations by adding key staff, including a marketing specialist, and by expanding the number of our operating locations.

The primary delivery of products and services will be through a regional location in St. Petersburg, Florida. Convenient to the Tampa Bay business market, the newly developed services will be marketed through specific business advertising and strong business to business sales. As a direct result of the strong networking by the President, Ms. Godels, business leads to larger local CPA firms, regional CPA firms, and the Big 5 accounting firms will be a primary avenue to generate business. Ms. Godels is the spouse of a Certified Public Accountant who has been practicing in Tampa Bay for over fifteen (15) years. Through her husband, she has had the opportunity to meet many accounting and business professionals and has developed a relationship throughout Tampa Bay with many of these same people.

Our present offices are located on a major east/west artery in downtown St. Petersburg. They are housed in a free-standing building owned by Avalon Development Enterprises, Inc. Ms. Godels is the President of this company also. Our location gives us the ability to serve the larger local CPA firms, regional CPA firms, and the Big 5 accounting firms in St. Petersburg as well as Tampa. The building is a class A building that we believe provides the appropriate corporate image for our client base.

We have not developed any new or unique products or services that would make us stand above our competition. Instead, we have chosen to develop products and services that fall within our capability. While the Internet has provided a new tool for use, there has been no significant change in services provided nor the methods of competition.

Our products and services are service related and as a result we have no issues with raw materials and the dependence on any specific suppliers. Our only potential dependence would be on personnel. The availability of personnel with the education and experience we need does not seem to be critical at this time. As a result of the downturn in the economy and layoffs, we have found a good human resource pool from which to draw personnel.

While our target market, the accounting industry, is limited in the sense that it is not unlimited, we do have to rely on any single customer or a select few for business. There are over 200 potential customers in the Tampa Bay area. Our ability to provide services to this many customers will be possible in the future only if we raise additional capital.

At the present time we do not have any patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. Due to the nature of our products and services, we do not anticipate any of the above occurring in the near future. During the last two years minimal monies have been spent of research and development.

Our Competition

The administrative services market, as a whole, is characterized by intense competition with a large number of companies offering or seeking to develop services and products that will compete with those that we are seeking to develop and offer. In order to compete effectively in the business administrative services and consulting industry, a company must provide a wide range of quality services and products at a reasonable cost. We believe the current business environment has produced an evolving range of strategic and operating options for small business entrepreneurs, many of whom are unfamiliar with the requirements of day-to-day business operations. In response, business-consulting firms are formulating and implementing new strategies, including developing ancillary products and services as well as engaging in target marketing programs. The backbone of American business is the small business owner. To this end, we see more and more entrepreneurs entering the "small business" arena without the necessary tools to operate efficiently and profitably. Many people do not know of "SCORE", the Service Corps of Retired Executives for counseling and training. It is in this niche we believe we can be successful.

We believe that we fill a unique niche in that we provide our services to small and medium development stage companies where most of our competitors provide similar services to large companies. Our competition includes accounting firms that provide business consulting services. Those firms include: Eide Bailly, Brady Martz & Associates as well as several, localized small business consultants. The small, localized business consulting services primarily operate within their own geographic confines and do not directly compete with us in the area within which we currently operate. We believe we compete favorably with the accounting firms which provide similar services because those firms focus on providing accounting services, not business consulting services. Our focus is the latter. With so many competitors, we had to develop unique services and pricing to gain what we believe will be an edge in this market.

Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities, pay higher prices for the same opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for business consulting activities. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

We compete with traditional "brick and mortar" providers of business consulting services. Once our website is operational, we will also compete with other Internet-based companies and businesses that have developed and are in the process of developing competing websites. We cannot guaranty that other websites or functionally similar services have not been developed or are not in development. Additionally, many of these Internet-based competitors have greater financial and other resources, and more experience in research and development, than we have. Our website will be designed to target the small business owner. Specifically their needs as they relate to the outsourcing of staff functions, bookkeeping, marketing and sales. Additionally, we will offer services targeting the entrepreneur who has yet to start his/her business and needs assistance in preparing a business plan as well as the necessary financials or pro formas. We are looking to have our website provide a question and answer format for frequently asked questions to provide a general guidance moving the potential client to call us for further assistance. For those potential clients who have needs that we cannot fulfill, we are building a referral network to further entrench us in the business community in Tampa Bay. We do not expect to have this website operational until we secure addition capital. We do believe that it can be fully operational within thirty days after securing funds. We will hire an employee who will design and maintain our website to provide continual updates to our site to provide the most current information for our potential clients.

Our competitors have methods of operation that have been proven over time to be successful. Their ability to operate at a profit with experienced management places us at a disadvantage. Our methods of operation have not been proven to be successful.

Our Employees

As of February 27, 2002, we had one full time employee. Ms. Godels, as our founder and President, currently provides her time as our only employee, unpaid. Ms. Marguerite Godels, currently provides the strategic direction and the necessary labor to support the operation.

We currently have no key employees, other than Marguerite Godels our President/Director and Laura L. Larsen our Secretary. Neither Ms. Godels or Ms. Larsen is receiving pay or other stock benefits for her performance. There are also no key consulting contracts with any individuals or companies at this time.

We plan to utilize employee leasing companies in the future to avoid the heavy burden for full-time staff manpower. This will allow us to shift the burden of payroll taxes and workers compensation insurance to the employee leasing company. A local employee leasing firm has indicated that as a result of the fallout from the Enron debacle, there is a high quality market for individuals with accounting and business services background from which we will be able draw sufficient talent to provide our services.

We do not believe that there is a critical need for a specific type of candidate we would use in our business. By being able to contract for services as we need them for a particular job, we can reduce labor costs to those we need as needed.

Marketing Plan

Our current marketing plan involves positioning ourselves as a business services company targeting a niche market - the accounting industry and the Big 5 accounting firms in particular. We intend to retain the services of a public relations company for the development of our service and product brochures, advertising sheets, and public relations.

The extensive advertising needed to produce a major increase in potential business will not be done during the next twelve months. We will use a softer approach and target advertising to grow the business in a controlled way. This will allow us to determine human resource needs and insure we do not overstaff to early thereby avoiding high labor and benefits costs.

We will utilize a direct marketing person to contact companies to solicit business. Ms. Godels personal contacts within the accounting industry we believe will assist our marketing person in gaining entry to decision makers.

Sales Strategies

Power Point Presentation. We plan to create a flexible Power Point presentation that our marketing department will use to deliver a professional sales presentation specifically tailored to the needs of our target markets. The presentation will have a core section that is generic to all customer segments as well as specific customer segment modules allowing modification of the presentation for the appropriate audience. Additionally, this Power Point presentation will be the basis for brochures and print advertising layout to ensure we have a consistent look through out all our marketing communications.

Capability Brochures. We expect to create a capability brochure featuring our family of services and products. This will be a high quality brochure with extensive detail.

Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our products, services and technologies as the solution to targeted customer segments.

Other Markets

During our eight years of developing our business plan and our small operations we have uncovered another distinct target market in addition to the accounting industry. The travel/leisure industry. The entry into the travel/leisure industry is easy and there is a large percentage of these business that are the traditional "mom and pop" operations that need assistance with administrative services as well as business planning.

Government Regulation

As a business services supplier, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our administrative and consulting activities are subject to local business licensing requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Nevada Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the U.S. Securities and Exchange Commission, we will file all necessary quarterly and annual reports.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, any nominee for election as a director or officer or any security holder who is a beneficial owner or any member of the immediate family of the same other than the following:

-Marguerite Godels, is our President and a Director. She is the President of this corporation as well as the President of Avalon Development Enterprises. She controls 59.50% of the stock in MCG as well as 50% of the stock in Avalon. Avalon owns the building which currently houses our corporate office. MCG provides property management services to Avalon, in an arm's length transaction, at the rate of $300.00 per month for property management services. This is a fair market value of the services in the Tampa Bay area.

-Charles Godels, a selling security holder, is the husband of our President, Marguerite Godels. Mr. Godels has sole voting and dispositive rights over his shares.

-Larry D. Larsen, a selling security holder, is the husband of the current Secretary of the Corporation, Laura L. Larsen. Mr. Larsen has sole voting and dispositive rights over his shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following plan of operation, management's discussion and analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Plan of Operation

General

We currently derive all of our revenues and income pursuant to MCG Diversified, Inc.'s operations, which are located in Tampa Bay area of Florida. While the current economic environment in the United States is below that of the prior six years, we believe that the economy will improve and our operations will improve accordingly. Should the economic conditions not improve, we would likely have limited financial resources to continue operations. We do not anticipate revenues from our operations to increase significantly until the fiscal year ending December 31, 2003. If for any reason (or for no reason) we do not continue to grow operations, or business is less than anticipated, such event would have a material adverse effect on us.

We are currently seeking to attract a Chief Executive Officer ("CEO") with experience in the administrative support services industry. It is this strategic experience that we believe will allow us to fully develop our concept. By using an individual with prior administrative support services experience and operations we hope to develop a stronger client base, marketing and sales objectives and in-house staff. We have our current officers and directors speaking with individuals in the immediate Tampa Bay area. At present, we have not identified any individuals with a background in the administrative support services industry that would be available. We are expanding our search to related industries such as service companies in retail packing and shipping and multiple outlet retail sales such as national clothing outlets.

The cash necessary to support this initial business plan implementation is being supported by the current operations. Our cash generated presently is only enough to sustain the business in its current manner and is not sufficient for the implementation of the business plan. We believe that further cash will be needed to expand operations. We could need to raise as much as $400,000.00 to support expansion operations over the next twelve months. (Please see Use of Proceeds above for a detailed use of funds.)

Management has not determined the exact extent of business opportunity in the Tampa Bay area due to the lack of financial information procurable from our competitors. While the recent news predicts an increase in business in the year 2002, any unforeseen events such as happened on September 11, 2001 could adversely impact our business. The cost of equipment, technology, and labor could increase and directly impact our ability to be profitable. Tampa Bay is an area highly dependent on tourism. In our efforts to stay abreast of our changing business climate, we subscribe to publications that are general to the business climate in Tampa Bay as well as industry specific publications such as the tourism industry. HotelBusiness Magazine is projecting an increase in business and this will help to stimulate the local economy.

Our Business.

We intend to continue to offer services in the accounting outsourcing arena, equipment and furniture leasing as well as business plan writing services, business consulting and services such as assisting organizations and their management in building and increasing organizational effectiveness, as well as provide marketing ideas and bookkeeping services to small businesses. Currently, we primarily serve clients in the Tampa Bay area of Florida. We anticipate that we will not provide services to out-of-state clients until, and unless, we are able to expand our operations.

Specifically, we provide small companies with professional business services. Clients are led through a thorough process that gives the management team an opportunity to not only describe what is currently done within the company, but it also describes the company's mission and focus both now and for the future. Because we cater to smaller businesses, we are able to provide in-depth, customized services. Because we are a new, development stage business, we understand the commitment small businesses have to their own success and consequently we try to target key areas that are common problem areas for most small businesses related to business development.

We also provide ongoing consulting services. Because we believe that a sound business plan is merely the first step to achieving a company's goals, we try to facilitate and foster the implementation of the ideas which are generated during the writing of the business plan. We believe that our clients benefit from an "outside view" of their operations. We believe this perspective provides them with an unbiased opinion about what their business and how they can change existing structures to improve their overall efficiency and bottom line.

The following is a partial list of topics that we typically address upon request:

(a) Equipment and Furniture Needs

(b) Personnel and Administrative Oursourcing Needs

(c) Low-Level Accounting Needs

(d) Setting Company Goals

(e) Short and Long Term Strategic Planning

We have also found that there are small companies which do not want to be bothered with the responsibility of maintaining their own books because they do not have the staff or the desire to hire the staff to perform the work. We also offer our clients daily accounting services, if needed. We believe that this allows professionals to concentrate on what they do best without worrying whether they have made the correct accounting entries.

With our business consulting services, we intend to provide small companies with tailored, professionally written business development plans. We also intend to provide guidance and suggestions to businesses thereby allowing their management team to focus on the goals of the particular business, both present and future. Through the process of developing a business plan, we assist our clients in evaluating their options and in choosing a course of action. We will also help our clients in implementing their business plan. We believe a well-written business plan is essential for the following reasons:

(a) helps clients to clarify, focus and research their business development and prospects;

(b) provides a considered and logical three-to-five year framework to develop and pursue business strategies; and

(c) offers a benchmark against which actual performance can be measured and evaluated.

We believe that each business is unique, and therefore, each requires a tailored business plan to achieve desired results. We believe that a structured, well-written business plan can provide a business with valuable focus. We begin most business plans with a conservative, time-tested structure, then customize the final product to suit the individual client's business and goals. We strive to make each business plan a realistic account of the expectations and long-term objectives of the particular client, whether the client is an established business or a new venture.

We also provide business consulting and coaching services. We strive to evaluate our clients' strengths and weaknesses, while assisting in targeting key areas for operational improvements or changing overall strategy to accommodate particular business objectives. As small businesses are challenged to remain competitive in a marketplace characterized by large, well capitalized competitors, we believe our services will become increasingly important. We believe that through our focused guidance, a smaller company can compete with its larger competitors. We offer assistance in a variety of areas, including, but not limited to:

(a) Human Resource Development;

(b) Marketing Issues;

(c) Company Expansion Efforts;

(d) Setting Company Goals; and

(e) Short-Term and Long-Term Strategic Planning.

For clients without their own bookkeeping staff or expertise, we also offer daily bookkeeping services.

Our target markets and marketing strategy will be fully developed. We will primarily market our services to small and mid-size businesses which we believe can benefit from our knowledge of the day-to-day requirements of operating a business. We believe that there are certain entrepreneurs in need of a professionally designed business plan. With a well-constructed plan, we believe that our clients will be more effective in maximizing their efforts and staying focused on the well-defined goals. We believe that many small companies lack the necessary capital needed to fund initial operations. We also believe that in today's market, small businesses need to stay focused and have a structured "road map". We believe that financial institutions that fund small businesses are looking for management that has conducted solid strategic planning as well as businesses which know how to manage their resources. We believe a well-written business plan demonstrates a company's ability to plan and implement a sound growth strategy, paving the way for that business to raise the necessary funds to grow and operate successfully. We also plan to promote our services and attract businesses through our proposed website. Our marketing initiatives will include:

(a) utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

(b) links to industry focused websites;

(c) advertising by television, radio, banners, affiliated marketing and direct mail; and

(d) presence at industry trade shows.

With our growth strategy our objective will be to expand our operations by adding staff while increasing our market presence in the Tampa Bay area of Florida, and into nearby regions. We anticipate achieving growth by hiring additional staff, installing computers and launching a professionally designed website to attract new clients. We plan to hire individuals with the following strengths:

- Business Consultant/Coach: This position will be critical to our expansion. We will seek an individual with experience in business start-ups and turnarounds. We will look for an individual who has experience in consulting and coaching.

- Business Writer: This individual will be experienced in writing business plans, proposals, and other types of business writing, and will coordinate and publish a monthly newsletter for our clients.

- Financial/Accounting Technician: This individual will have experience in accounting and business operations, and provide bookkeeping and record keeping services to clients.

- Marketing Representative: This position requires an individual experienced in marketing to small businesses, writing proposals, and developing and implementing ongoing marketing ideas. This position will be a liaison between us and those institutions which traditionally assist small businesses, such as: banks, legal offices and government agencies.

- Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.

- Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to establish our proposed website. We believe that our proposed website will be an important tool to expand our area of operations and client base.

Presently our President, Marguerite Godels provides the necessary services to our clients. She has been actively developing her skills since inception to provide leadership for employees that will be hired when we have the necessary capital. The services discussed above have been provided on a limited basis due to the development of the business plan as well as the lack of capital.

We hope to establish our headquarters by January 2003. We then plan to expand our services to other cities in Florida in the fourth quarter of 2003 or the first quarter of 2004. We believe it is critical to have a physical presence in the major Florida cities so that we can work effectively with local banks and lending institutions, as well as provide quality service to clients in those locations. We anticipate that the individual we hire as our Business Consultant will staff each satellite location with individuals experienced in marketing, consulting, business operations and computers. We will also intend to staff those locations with a clerical assistant.

We anticipate that the funds from this offering, assuming that we sell all the offered shares, will provide us sufficient capital for the next twelve months. We plan to raise additional funds either through additional offerings of our shares or through other financing arrangements, such as borrowings. There is no guarantee that we will be able to raise funds in addition to the funds we raise in this offering, if any. If we are not able to raise additional funds, we will likely not be able to expand our operations.

Our proposed website will be developed by a local web design firm. We intend to design a user-friendly website which provides prospective clients with a complete listing of our available services and pages dedicated to relevant topics of interest to small businesses. We plan to design our website to allow current and potential clients to ask our Business Consultant introductory questions. We believe that will allow us to tailor our services to each particular client. We anticipate that we will use a portion of the proceeds from this offering to develop our website. However, as of the date of this prospectus, our website has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin development of our website. Assuming our proposed website becomes operational, we expect to next focus on expanding the scope of our Internet presence. We hope to achieve such expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

We do not presently own any domain names, copyrights, patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

(a) these agreements will not be breached;

(b) we would have adequate remedies for any breach; or

(c) our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

We compete with traditional "brick and mortar" providers of business consulting services. Once our website is operational, we will also compete with other Internet-based companies and businesses that have developed and are in the process of developing competing websites. We cannot guaranty that other websites or functionally similar services have not been developed or are not in development. Additionally, many of these Internet-based competitors have greater financial and other resources, and more experience in research and development, than we have.

As of February 27, 2002, we had one full time employee. Ms. Godels, as our founder and President, currently provides her time as our only employee, unpaid. We anticipate that we will not hire any additional employees in the next six months unless we generate significant revenues. From time to time, we anticipate using the services of an outside firm for additional website design and development.

Our Plan of Operation for the next twelve months is to implement our business plan so we can establish our corporate headquarters and hire additional staff, and so that we can expand our services to other areas of Florida. Specifically, we plan on expanding our services into Miami, Florida in or around fourth quarter 2003. We plan to expand into Orlando, Florida in or around first quarter 2004. We anticipate that we will use the funds raised in this offering and revenues generated to fund equipment purchases, office improvement, marketing activities and for working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues.

We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. We have not made any arrangements or agreements with our officers and directors regarding advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from one of our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, none of our officers or directors have specifically agreed to pay our expenses should we need such assistance.

We are not currently conducting any research and development activities, other than the development of our proposed website. We do not anticipate conducting such activities in the near future. We do not anticipate purchases of plant or equipment other than general office supplies and general office equipment, should we raise sufficient funds to purchase such office equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring five additional employees over the next 12 months.

The only agreements of any kind are the monthly agreements for our office space and an agreement with Avalon Development Enterprises for property management services at a rate of $300.00 per month. This transaction has been constructed as an arms length transaction based on fair market value of these services in the Tampa Bay area.

The implementation of our full business plan is estimated to take approximately 12-18 months. Once we are able to secure funding, implementation will begin immediately. We anticipate 30 days to be in a stage of operational activity to gain additional clients. The major parts of the business plan that will be immediately implemented will be the sales and marketing as well as equipment and human resource procurement.

Results of Operations

General

During the year ended December 31, 2001, our assets consisted of our inventory and equipment and our revenues were generated from services and products sold to businesses at large. The following table shows our revenues, expenditures and net income for the years from 1994-2001.

Table 5.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	NET INCOME
1994	$ 6,551.00	$ 1,200.00	$ 5,351.00
1995	$ 22,856.00	$ 8,328.00	$ 14,528.00
1996	$ 19,004.00	$ 2,217.00	$ 16,787.00
1997	$ 21,320.00	$ 754.00	$ 20,566.00
1998	$ 8,000.00	$ 5,452.00	$ 2,548.00
1999	$ 8,000.00	$ 2,432.00	$ 5,568.00
2000	$ 8,000.00	$ 3,375.00	$ 625.00
2001	$ 14,000.00	$ 13,824.00	$ 176.00

Although we are seeking to expand services to areas outside of the Tampa Bay area market, the uncertain economy could have a material adverse effect on such plans. While we have seen limited improvement in the Tampa Bay business economy, we cannot be assured that continued recovery will occur.

Results of Operations Ended March 31, 2002

During the first quarter of 2002, we generated $3,400.00 in revenues with expenses associated with generating revenues of $4,566.00 for a loss before provision for income taxes of ($1,166.00). Revenues have been minimal as a result of our concentrating our efforts on raising capital for planned expansion. Executive compensation during this period was approximately $1,265.79 or approximately 37% of our revenues during this period.

There has been a trend of expanding business in the immediate Tampa Bay area that could have an influence on our operations. If we are able to raise the capital we seek from this offering and complete our expansion, the strengthening local economy could prove significant for our revenues. If another event such as September 11, 2001 occurs, it could have an impact on our ability to generate revenues. We have not been able to determine any events in the foreseeable future that will have an impact on our operations in a negative manner. We do anticipate an increase in our business based on the implementation of our business plan and the activities of our officers and directors.

Results of Operations Ended December 31, 2001

During the year ending December 31, 2001, we had revenues of approximately $14,000.00. During the year ending December 31, 2001, our costs associated with generating revenues was approximately $13,814.00. After a loss on disposition of equipment and income taxes, this resulted in a net income of approximately $176.00. All of our revenue is derived from a related entity, Avalon Development Enterprises, Inc. Our President, Marguerite Godels is also the President of this company and she is a fifty percent (50%) shareholder in Avalon as well as owning fifty-nine percent (59%) of our stock.

The continued development of our business plan has caused management to spend less time generating revenues and more time with our business plan. This decrease in time directed to revenue generating activities is reflected in our gross revenue decrease. We believe that the September 11, 2001 incident also had an impact on our revenue. As a result of this event, there was a slowdown in the economy that further decreased our business.

We do not see the slow economy as a continuing trend that will impact our ability to generate revenue. As a result of our refining our services, we believe that we will be positioned to take advantage of the slow economy by offering services to companies that are seeking to subcontract their less profitable work.

Results of Operations Ended December 31, 2000

During the year ending December 31, 2000, we had revenues of approximately $8,000.00. During the year ending December 31, 2000, our costs associated with generating revenues was approximately $7,375.00. This resulted in a net income of approximately $625.00 including recognizing $4,000.00 of noncash expense in executive compensation which was foregone and recognized as contributed capital. We distributed $4,625.00 to the President, Marguerite Godels in the form of stock dividends.

Liquidity & Capital Resources

During the three months ended March 31, 2002 we utilized $599.00 of cash flow for operating activities. While we had a net loss of $1,166.00, we had a net increase in deposits of $833.00 which utilized cash but did not increase its loss, and a net increase in receivables which reduced loss but did not increase cash (not collected as of March 31, 2002). Accordingly, these amounts are deducted from the net loss in determining cash flows from operations.

In addition, we had an increase of $1,700.00 in liabilities (expenses incurred but not paid as of March 31,2002) consisting of a decrease in customer deposits of $300.00 and an increase of $2,000.00 in accrued fees (audit expenses). Since these net amounts were a net reduction in determining net loss but did not utilize cash funds (they were unpaid liabilities at March 31, 2002), they are added back to the net loss in determining cash flows from operating activities.

The net result of these transactions was a $599.00 utilization of cash flows for operating activities.

We had no cash flows from investing activities or financing activities for the three months ending March 31, 2002.

The result of the foregoing activities was a net cash decrease of $599.00 for the three months ending March 31, 2002, which when deducted from the $872.00 of cash and cash equivalents at the beginning of the period, results in $273.00 of cash and cash equivalents at the end of the period.

As of December 31, 2001, we generated $704.00 of cash flow from operating activities. We had $176.00 of net income including the recognition of $197.00 of noncash losses on the disposition of fixed assets. There was an increase in liabilities of $331.00 (expenses incurred but not paid as of December 31, 2001) consisting of customer deposits of $300.00 and income taxes payable of $31.00. Since these amounts were deducted in determining net income but did not utilize cash funds (they were unpaid liabilities at year end), they are added back to net income in determining cash flows from operating activities.

During the year 2001, we received $68.00 for the issuance of additional shares of common stock as a financing activity.

The result of the operating and financing activities was a net cash flow of $772.00 for the year ended December 31, 2001, which when added to the $100.00 of cash and cash equivalents at the beginning of the year results is $872.00 of cash and cash equivalents at the end of the year 2001.

For the year ended December 31, 2000 we generated $4,625.00 of cash flow from operating activities. We had $625.00 of net income including the recognition of $4,000.00 of noncash expense in executive compensation which was foregone and recognized as contributed capital. We distributed $4,625.00 in dividends to our President, Marguerite Godels resulting in a net cash flow of $0.00 for the year ended December 31, 2000.

We believe that the net cash increases for the years 2000 and 2001and the three months ended March 31, 2002 will not be sufficient to sustain expanded operations and additional funds will be needed to support future business operations when we expand. Consequently, we will seek additional funding through public or private financing or other arrangements. Such additional funding may be financed by bank borrowings, public offerings, or private placements of equity or debt securities, loans with shareholders, or a combination of the foregoing.

It is our belief that our cash flow is only sufficient to sustain our current level of minimal operations. While operations could be sustained for a long time, there would be minimal to be distributed for the efforts of the officers and directors. To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion. Without these funds, management believes it cannot sustain expanding operations.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2002.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 6.0 Directors and Executive Officers

Name	Age	Position
Marguerite Godels	40	President, Chairman of the Board of Directors (1)
Laura L. Larsen	27	Secretary/Director
Jay D. Solomon	45	Treasurer/Director
Brian Bell	36	Director
Dale Salmon	37	Director

(1) This is the first Directorship held by Mrs. Godels.

Background of Executive Officers and Directors

- Marguerite Godels has served as our Chairman of the Board of Directors since inception on December 29, 1993. She is the current President and Chief Executive Officer. Prior to the incorporation of MCG Diversified, Inc., Ms. Godels began assisting her husband in a variety of administrative functions in his C.P.A. firm. Upon refinement of her organizational and communication skills, Ms. Godels founded MCG Diversified, Inc. to pursue her ambition for assisting business clients. She has specifically performed and accomplished the following during her tenure as President of MCG Diversified, Inc:

(a) Negotiated agreements with customers;

(b) Acquired assets for lease and negotiated leasing arrangements with customers;

(c) Established and promoted relationships in the business community through various business/social functions critical to expanding the company's contacts and customer base;

(d) Performed the actual administrative support, EDP support and property management services which the Company bills for in generating its actual revenues;

(e) Interfaced with customer management in reviewing performance and restructuring/expanding desired services;

(f) Maintained the Company's books and record keeping; and

(g) Developed the company strategy for expansion based on her contacts in the business community.

Laura L. Larsen, has served as our Secretary since April 1, 2002. Her career began at Raymond James Financial where she stayed for four years. Independent project assignments, vendor liaison, and support services were her primary responsibilities. Ms. Larsen left Raymond James in October 1996 when she became employed by Anderson, Marois & Associates, a St. Petersburg, Florida social security benefits consulting firm. Here she worked as an office manager and then as a claims representative until January 2001. In addition to managing the general office, Ms. Larsen was responsible for assisting with the preparation of court cases. Since January 2001 she has been an office manager/staff accountant for Godels, Solomon, Barber & Company, LLC Ms. Larsen has her background specifically in administrative functions. She is finishing her education at the University of South Florida now.

Jay D. Solomon, C.P.A., is a licensed Florida certified public accountant with over 23 years of experience. Since January of 1994 to the present Mr. Solomon has been a partner/CPA in the firm of Godels, Solomon, Barber & Company, LLC. Mr. Solomon's broad experience in public accounting and financial services includes traditional audit and tax services. Health care, cooperative, and medical start-ups are his areas of expertise.

Brian Bell, whose experience spans 18 years in the hospitality industry, became C.E.O. of Capitol Marketing Concepts in 1998 after being their Controller since May of 1995. The Buford, Georgia native graduated from North Georgia College in 1989 with a degree in Accounting. His position in finance with Stouffer, Renaissance and the Marriott took him to Atlanta, Houston, and Los Angeles prior to coming to St. Petersburg, Florida to negotiate the purchase of the historic Vinoy Resort in 1995. The $93 Million spent restoring the Vinoy to full operation provided jobs for a staff of six hundred. Capitol Marketing Concepts, which had experienced explosive growth, first engaged Mr. Bell to restructure its finance operations. Having completed the task he was named C.E.O./President of Capitol Marketing Concepts, Inc. and its related companies. Consolidating three company locations to a new Capitol owned building, 32,000 square feet, at One Capitol Center was completed on September 30, 2000. The Greater St. Petersburg Chamber of Commerce and the Tampa Business Journal named the company Outstanding Business of the Year on May 16, 2001.

Dale Salmon has been with the U.S. Postal Service since June 1990. While working for the U.S. Postal Service he also became a licensed real estate broker in Florida specializing in relocations and new housing developments, working part-time for the Premier Group as a realtor. Mr. Salmon's long tenure with the federal government is where he developed his administrative skills.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2000 and 2001, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2000 and 2001, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 7.0 Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen-sation($)
Marguerite Godels (1), President, Chairman of the Board of Directors	1999	-0-	-0-	5,984.00	-0-	-0-	-0-	-0-
	2000	-0-	-0-	4,625.00	-0-	-0-	-0-	-0-
	2001	-0-	-0-	7,507.13	-0-	-0-	-0-	-0-
Laura L. Larsen (2), Secretary	1999	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Jay D. Solomon (3), Treasurer	1999	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Brian Bell (4), Director	1999	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Dale Salmon (5), Director	1999	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) There is no employment contract with Ms. Godels at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future. The amounts in 1999, 2000, and 2001 represent stock dividends paid to Ms. Godels.

(2) There is no employment contract with Ms. Larsen at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(3) There is no employment contract with Mr. Solomon at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(4) There is no employment contract with Mr. Bell at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(5) There is no employment contract with Mr. Salmon at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Ms. Godels, Ms. Larsen, Mr. Solomon, Mr. Bell and Mr. Salmon. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of March 31, 2002, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 4.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 8.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class (1)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Marguerite Godels (2)	100,000	100,000	59.52%	0.98%
	5950 Bikini Way North
	St. Petersburg, FL 33706
Common Stock	Laura L. Larsen	4,000	4,000	2.38%	0.04%
	7524 17th Lane North
	St. Petersburg, FL 33702
Common Stock	Jay D. Solomon, P.A.	4,000	4,000	2.38%	0.04%
	770 First Avenue North
	St. Petersburg, FL 33701
Common Stock	Brian Bell	4,000	4,000	2.38%	0.04%
	696 First Avenue North, Ste. 400
	St. Petersburg, FL 33701
Common Stock	Dale Salmon	4,000	4,000	2.38%	0.04%
	5171 98th Avenue North
	St. Petersburg, FL 33782
Common Stock	All Executive Officers and Directors as a Group (1)	116,000	116,000	69.05%	1.14%

(1) The percentages are based on a Before-Offering total of 168,000 shares of common stock issued and outstanding as of the date of this prospectus and assumes an After-Offering sale of all the additional 10,000,000 shares of common stock and none of the 168,000 shares of our selling security holders' shares.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, and By-Laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value per share, of which 168,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Our corporate By-Laws have one anti-takeover provision in them. In Article II, Section 4. we have provided for a staggered Board of Directors. This provision provides for the election of no more than twenty percent (20%) of the Board of Directors in any given year when the total number of Directors exceeds five (5) directors. This prevents the immediate control of the Board of Directors from an incoming shareholder control group or a change in the current control group.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We paid cash dividends on our common stock in the amounts of $5984.00, $4,625.00, and $7507.13 to our President, Marguerite Godels in the years 1999, 2000, and 2001 respectively. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 168,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 and there will be 10,000,000 outstanding shares registered for sale by us in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.

Diane J. Harrison, Esq., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of MCG Diversified, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for MCG Diversified, Inc. by Diane J. Harrison, Esq., 4894 Lone Mountain Road, Las Vegas, Nevada 89130.

EXPERTS

Certain of the financial statements of MCG Diversified, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 3, 2001, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

FINANCIAL STATEMENTS

CONTENTS

Report of Randall N. Drake, C.P.A., Independent Auditor, as of March 31, 2002	F-2

Balance Sheet, March 31, 2002	F-3

Income Statement, for the Year Ended March 31, 2002	F-4

Statement of Cash Flows, for the Year Ended March 31, 2002	F-5

Statement of Changes in Stockholders' Equity, for the Year Ended March 31, 2002	F-6

Notes to the Financial Statements, March 31, 2002	F-7

Report of Randall N. Drake, C.P.A., Independent Auditors, as of December 31, 2001	F-8

Balance Sheet, December 31, 2001	F-9

Income Statement, for the Year Ended December 31, 2001	F-10

Statement of Cash Flows, for the Year Ended December 31, 2001	F-11

Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2001	F-12

Notes to the Financial Statements, December 31, 2001	F-13

Report of Randall N. Drake, C.P.A., Independent Auditors, as of December 31, 2000	F-14

Balance Sheet, December 31, 2000	F-15

Income Statement, for the Year Ended December 31, 2000	F-16

Statement of Cash Flows, for the Year Ended December 31, 2000	F-17

Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2000	F-18

Notes to the Financial Statements, December 31, 2000	F-19

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

____________________________________________________________

Independent Auditor's Report

To the Board of Directors and Stockholders of

MCG Diversified, Inc.

I have audited the accompanying balance sheet of MCG Diversified, Inc. (a development stage company) as of March 31, 2002, and the related statements of income, changes in stockholders' equity, and cash flows and for the three months then ended and for the period from December 29, 1993 (inception) to March 31, 2002. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCG Diversified, Inc. as of March 31, 2002, and the results of its operations and its cash flows for the three months then ended and for the period from December 29, 1993 (inception) to March 31, 2002 in accordance with accounting principles generally accepted in the United States of America.

/s/ RANDALL N. DRAKE
RANDALL N. DRAKE, C.P.A.
July 27, 2002

________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825

MCG Diversified, Inc.
(A Development Stage Company)
Balance Sheet
March 31, 2002

ASSETS
Current Assets:
Cash & Cash Equivalents	$273.00
Accounts Receivable	300.00
573.00

Fixed Assets:
Furniture & Equipment	3,000.00
Less: Accumulated Depreciation	(3,000.00)
0.00

Other Assets:
Deposits - NOTE F	1,628.00
1,628.00

TOTAL ASSETS	$2,201.00

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Due to/from Shareholder	$100.00
Accrued Expenses	2,000.00
Income Taxes Payable	31.00
2,131.00

Stockholders' Equity:
Common Stock, $0.001 par value, 50,000,000 shares
authorized, 168,00 shares issued & outstanding	168.00
Contributed Capital	4,000.00
Retained Earnings	(4,098.00)
70.00

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,201.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Income Statement
For the Three Months Ended March 31, 2002

Revenues	$3,400.00

Operating Expenses:
Executive Compensation	1,265.79
Professional Fees	2,000.00
Rent	900.00
Supplies	131.11
Travel	269.10
4,566.00

Income (Loss) Before Provision for Income Taxes	(1,166.00)

Provision for Income Taxes	0.00

Net Income (Loss)	($1,166.00)

Cumulative Revenue From Inception	$111,131.00

Cumulative Expenses From Inception	$45,900.00

Earnings per common share:
Net income per share	$(0.1 2)

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Three Months Ended March 31, 2002
		Cumulative From
OPERATING ACTIVITIES:		Inception
Net Income (Loss)	($1,166.00)	$65,003.00
Depreciation	0.00	12,964.00
Loss on Fixed Assets Disposition	0.00	197.00
Contributed Noncash Executive Compensation		4,000.00
(Increase) Decrease in:
Accounts Receivable	(300.00)	(300.00)
Deposits	(833.00)	(1,628.00)
Increase (Decrease) in:
Customer Deposits	(300.00)	0.00
Income Taxes Payable	0.00	31.00
Accrued Expenses	2,000.00	2,000.00
	(599.00)	82,267.00

INVESTING ACTIVITIES
Acquisition of Fixed Assets	0.00	(13,161.00)
	0.00	(13,161.00)

FINANCING ACTIVITIES
Shareholder Distributions	0.00	(69,101.00)
Shareholder Loans	0.00	100.00
Issuance of Common Stock	0.00	168.00
	0.00	(68,833.00)

NET CASH INCREASE (DECREASE)	(599.00)	273.00

BEGINNING CASH	872.00	0.00

ENDING CASH	$273.00	$273.00

SUPPLEMENTAL DISCLOSURE:
Noncash Investing & Financing Activities
Decrease in Fixed Assets - Dispositions	$0.00	$10,161.00
Decrease in Accumulated Depreciation -
Fixed Asset Dispositions	$0.00	$9,964.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Statement of Changes in Stockholder's Equity
For the Three Months Ended March 31, 2002

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2002	168	$168.00	$4,000.00	($2,932.00)	$1,236.00

Recapitalization - 1,000:1 forward stock split	167,832	0.00			0.00

Net Income (Loss)				(1,166.00)	(1,166.00)

Balances at March 31, 2002	168,000	$168.00	$4,000.00	($4,098.00)	$70.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2002

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 29, 1993 in the State of Florida. The Company is in the business of providing EDP processing, administrative support services, property management products and services, and business development services such as writing business plans and providing business development solution services. The Company is considered to be a development stage company as defined by FAS-7.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing a variety of administrative support, EDP processing, payroll, and property management services. The Company provides these services and bills for them on a monthly basis. The Company recognizes its revenue when its monthly services are completed and its customers are billed.

NOTE C - RENT

The Company sublets its principal business location at 770 First Avenue North, St. Petersburg, Florida on a month-to-month basis from a customer that has a common stockholder with the Company. The monthly rent of $300.00 is fair market value for the space and usage being provided.

NOTE D - RELATED PARTY TRANSACTIONS

As a development stage company, the Company currently derives all of its revenue from related entities in which the Company and the related entities have common stockholders. The services being provided by the Company are charged at prevailing arm's length market rates.

NOTE E - EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($0.12) were calculated based on a net loss numerator of ($1,166.00) divided by a denominator of 9,492 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common shares during the three months ended March 31, 2002:

January 1, 2002	168 common shares outstanding
March 27, 2002	168,000 common shares issued 1,000:1 forward split)

NOTE F - DEPOSITS

The Company's deposits represent funds on deposit for rent and utilities.

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

____________________________________________________________

Independent Auditor's Report

To the Board of Directors and Stockholders of

MCG Diversified, Inc.

I have audited the accompanying balance sheet of MCG Diversified, Inc. (a development stage company) as of December 31, 2001, and the related statements of income, changes in stockholders' equity, and cash flows and for the year then ended and for the period from December 29, 1993 (inception) to December 31, 2001. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCG Diversified, Inc. at December 31, 2001, and the results of its operations and its cash flows for the year then ended and for the period from December 29, 1993 (inception) to December 31, 2001 in accordance with accounting principles generally accepted in the United States of America.

/s/ RANDALL N. DRAKE
RANDALL N. DRAKE, C.P.A.
July 27, 2002

________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825

MCG Diversified, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2001

ASSETS
Current Assets:
Cash & Cash Equivalents	$872.00
872.00

Fixed Assets:
Furniture & Equipment	3,000.00
Less: Accumulated Depreciation	(3,000.00)
0.00

Other Assets:
Deposits - NOTE F	795.00
795.00

TOTAL ASSETS	$1,667.00

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Due to/from Shareholder	$100.00
Customer Deposits	300.00
Income Taxes Payable	31.00
431.00

Stockholder's Equity:
Common Stock, $1.00 par value, 1,000 shares
authorized, 168 shares issued & outstanding	168.00
Contributed Capital	4,000.00
Retained Earnings	(2,932.00)
1,236.00

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,667.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Income Statement
For the Year Ended December 31, 2001

Revenues	$14,000.00

Operating Expenses:
Executive Compensation	7,507.13
Meals & Entertainment	101.08
Rent	3,600.00
Supplies	1,352.79
Travel	1,035.00
13,596.00

Income From Operations	404.00

Loss - Fixed Assets Disposition	(197.00)

Income Before Provision for Income Taxes	207.00

Provision for Income Taxes	(31.00)

Net Income	$176.00

Cumulative Revenue From Inception	$107,731.00

Cumulative Expenses From Inception	$41,334.00

Earnings per common share:
Net income per share	$1.05

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Year Ended December 31, 2001
		Cumulative From
OPERATING ACTIVITIES:		Inception
Net Income	$176.00	$66,169.00
Depreciation	$0.00	12,964.00
Loss on Fixed Assets Disposition	197.00	197.00
Contributed Noncash Executive Compensation		4,000.00
(Increase) Decrease in:
Deposits	0.00	(795.00)
Increase (Decrease) in:
Customer Deposits	300.00	300.00
Income Taxes Payable	31.00	31.00
	704.00	82,866.00

INVESTING ACTIVITIES
Acquisition of Fixed Assets	0.00	(13,161.00)
	0.00	(13,161.00)

FINANCING ACTIVITIES:
Shareholder Distributions	0.00	(69,101.00)
Shareholder Loans	0.00	100.00
Issuance of Common Stock	68.00	168.00
	68.00	(68,833.00)

NET CASH INCREASE (DECREASE) FOR THE YEAR	772.00	872.00

BEGINNING CASH	100.00	0.00

ENDING CASH	$872.00	$872.00

SUPPLEMENTAL DISCLOSURE:
Noncash Investing & Financing Activities
Decrease in Fixed Assets - Dispositions	$10,161.00	$10,161.00
Decrease in Accumulated Depreciation -
Fixed Asset Dispositions	$9,964.00	$9,964.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2001

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2001	100	$100.00	$4,000.00	($3,108.00)	$992.00

Issuance of Common Stock	68	68.00			68.00

Net Income (Loss)				176.00	176.00

Balances at December 31, 2001	168	$168.00	$4,000.00	($2,932.00)	$1,236.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2001

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 29, 1993 in the State of Florida. The Company is in the business of providing EDP processing, administrative support services, property management products and services, and business development services such as writing business plans and providing business development solution services. The Company is considered to be a development stage company as defined by FAS-7.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing a variety of administrative support, EDP processing, payroll, and property management services. The Company provides these services and bills for them on a monthly basis. The Company recognizes its revenue when its monthly services are completed and its customers are billed.

NOTE C - RENT

The Company sublets its principal business location at 770 First Avenue North, St. Petersburg, Florida on a month-to-month basis from a customer that has a common stockholder with the Company. The monthly rent of $300.00 is fair market value for the space and usage being provided.

NOTE D - RELATED PARTY TRANSACTIONS

As a development stage company, the Company currently derives all of its revenue from related entities in which the Company and the related entities have common stockholders. The services being provided by the Company are charged at prevailing arm's length market rates.

NOTE E - EARNINGS PER COMMON SHARE

Earnings per common share of $1.05 were calculated based on a net income numerator of $176.00 divided by a denominator of 168 shares of outstanding common stock.

NOTE F - DEPOSITS

The Company's deposits represent funds on deposit for rent and utilities.

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

____________________________________________________________

Independent Auditor's Report

To the Board of Directors and Stockholders of

MCG Diversified, Inc.

I have audited the accompanying balance sheet of MCG Diversified, Inc. (a development stage company) as of December 31, 2000, and the related statements of income, changes in stockholders' equity, and cash flows and for the year then ended and for the period from December 29, 1993 (inception) to December 31, 2000. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCG Diversified, Inc. at December 31, 2000, and the results of its operations and its cash flows for the year then ended and for the period from December 29, 1993 (inception) to December 31, 2000 in accordance with accounting principles generally accepted in the United States of America.

/s/ RANDALL N. DRAKE
RANDALL N. DRAKE, C.P.A.
July 27, 2002

________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825

MCG Diversified, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2000

ASSETS
Current Assets:
Cash & Cash Equivalents	$100.00
100.00

Fixed Assets - NOTE B
Furniture & Equipment	13,161.00
Less: Accumulated Depreciation	(12,964.00)
197.00

Other Assets:
Deposits - NOTE E	795.00
795.00

TOTAL ASSETS	$1,092.00

LIABILITIES & STOCKHOLDER'S EQUITY
Current Liabilities:
Due to/from Shareholder	$100.00
100.00

Stockholder's Equity:
Common Stock, $1.00 par value, 1,000 shares
authorized, 100 shares issued & outstanding	100.00
Contributed Capital	4,000.00
Retained Earnings	(3,108.00)
992.00

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$1,092.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Income Statement
For the Year Ended December 31, 2000

Revenues	$8,000.00

Operating Expenses:
Executive Compensation	4,000.00
Supplies	2,400.00
Travel	975.00
7,375.00

Net Income	$625.00

Cumulative Revenue From Inception	$93,731.00

Cumulative Expenses From Inception	$27,738.00

Earnings per common share:
Net income per share	$6.25

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Year Ended December 31, 2000
		Cumulative From
OPERATING ACTIVITIES:		Inception
Net Income	$625.00	$69,993.00
Depreciation		12,964.00
Contributed Noncash Executive Compensation	4,000.00	4,000.00
(Increase) Decrease in:
Deposits		(795.00)
	4,625.00	82,162.00

INVESTING ACTIVITIES
Acquisition of Fixed Assets	0.00	(13,161.00)
	0.00	(13,161.00)

FINANCING ACTIVITIES:
Shareholder Distributions	(4,625.00)	(69,101.00)
Shareholder Loans	0.00	100.00
Issuance of Common Stock	0.00	100.00
	(4,625.00)	(68,901.00)

NET CASH INCREASE (DECREASE)	0.00	100.00

BEGINNING CASH	100.00	0.00

ENDING CASH	$100.00	$100.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2000

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2000	100	$100.00	$0.00	$892.00	$992.00

Net Income (Loss)				625.00	625.00

Contributed Capital			4,000.00		4,000.00

Shareholder Distributions				(4,625.00)	(4,625.00)

Balances at December 31, 2000	100	$100.00	$4,000.00	($3,108.00)	$992.00

The accompanying notes are an integral part of these financial statements.

MCG Diversified, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2000

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 29, 1993 in the State of Florida. The Company is in the business of providing EDP processing, administrative support services, property management products and services, and business development services such as writing business plans and providing business development solution services. The Company is considered to be a development stage company as defined by FAS-7.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing a variety of administrative support, EDP processing, payroll, and property management services. The Company provides these services and bills for them on a monthly basis. The Company recognizes its revenue when its monthly services are completed and its customers are billed.

NOTE C - RELATED PARTY TRANSACTIONS

As a development stage company, the Company currently derives all of its revenue from related entities in which the Company and the related entities have common stockholders. The services being provided by the Company are charged at prevailing arm's length market rates.

NOTE D - EARNINGS PER COMMON SHARE

Earnings per common share of $46.25 were calculated based on a net income numerator of $4,625.00 divided by a denominator of 100 shares of outstanding common stock.

NOTE E - DEPOSITS

The Company's deposits represent funds on deposit for rent and utilities.

(Outside Back Cover Page Prospectus)

Until ___________ , 2002 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

PROSPECTUS SUMMARY 1

RISK FACTORS 3

Risks Related To the Company 3

(1) We Have Generated Minimal Profits Since Inception While Realizing Limited Revenues and We May Never Generate Substantial Revenues or Be Profitable in the Future. 3

(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with the Company: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success. 3

(3) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits. 3

(4) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Planned Expansion. 3

(5) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Operational Experience. 4

(6) The Market for Equipment Leasing and Accounting Services Is Intensely Competitive and We May Not Be Able to Gain Customers.. 4

Risks Related To This Offering 4

(7) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks Is the Business Services We Offer. 4

(8) Due to the Possibility of Highly Volatile Stock Price, Purchasers of Our Common Stock May Have to Sell the Stock at a Loss. 4

(9) Because it May Be Difficult to Effect a Change in Control of Mcg Diversified, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So. 5

(10) Since We Are Selling up to 10,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence. 5

(11) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop. 5

(12) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices. 6

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS 6

USE OF PROCEEDS 6

DETERMINATION OF OFFERING PRICE 8

DILUTION 8

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS 9

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK 10

SELLING SECURITY HOLDERS 10

PLAN OF DISTRIBUTION 12

DESCRIPTION OF BUSINESS 14

LEGAL PROCEEDINGS 24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS 26

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS 32

EXECUTIVE COMPENSATION 34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 35

DESCRIPTION OF SECURITIES 36

INTEREST OF NAMED EXPERTS AND COUNSEL 37

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES 38

LEGAL MATTERS 38

EXPERTS 38

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE 38

WHERE YOU CAN FIND MORE INFORMATION 39

FINANCIAL STATEMENTS F-1

PART II II-1

INFORMATION NOT REQUIRED IN THE PROSPECTUS II-1

Item 24. Indemnification of Directors and Officers II-1

Item 25. Other Expenses of Issuance and Distribution II-1

Item 26. Recent Sales of Unregistered Securities II-2

Item 27. Index of Exhibits II-3

Item 28. Undertakings II-4

SIGNATURES II-6

POWER OF ATTORNEY II-6

MCG DIVERSIFIED, INC.

Prospectus

10,168,000 SHARES OF

COMMON STOCK

___________, 2002

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-Laws do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by MCG Diversified, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$100.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$2,000.00
Legal Fees and Expenses	$5,000.00
Transfer Agent's Fees and Expenses	$2,000.00
Miscellaneous	$2,000.00
Total	$13,100.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 26. Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of MCG Diversified, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

The following securities of MCG Diversified, Inc. were issued by MCG within the past three (3) years and were not registered under the Securities Act of 1933:

(a) Upon incorporation there were 100 shares of common stock issued pursuant to the exemption from registration contained within Section 4(2) of the Securities Act of 1933. These shares were issued for paid in capital and were not a part of a public offering. The following individual received stock in this issuance:

Name of Stockholder	Shares Received	Method of Payment
Marguerite Godels, President/Treasurer/Chairman	100	$100.00

(b) On January 1, 2001 the following individuals were issued shares from treasury for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering.

Name of Stockholder	Shares Received	Consideration
Jay D. Solomon, P.A.	4	$4.00
Laura L. Larsen	4	$4.00
Larry D. Larsen	4	$4.00
John H. Adams	4	$4.00
Laura B. Adams	4	$4.00
Brian Bell	4	$4.00
Michael Spinelli	4	$4.00
Roger Spinelli	4	$4.00
Edith G. Spinelli	4	$4.00
Charles P. Godels, P.A.	4	$4.00
Dale Salmon	4	$4.00
Jodi Myers	4	$4.00

(c) Additionally, on February 1, 2001 shares were issued from treasury for additional paid-in capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering.

Name of Stockholder	Shares Received	Consideration
Staci Earl	4	$4.00
Jeff & Karen Mestler	4	$4.00
Monica Munoz	4	$4.00
Michael & Diane Jones	4	$4.00
Christine Foley	4	$4.00

Item 27. Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description

3.1*	Amended Articles of Incorporation
3.2*	Original Articles of Incorporation
3.3*	By-Laws
5.1	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
23.1	Consent of Experts and Counsel: Independent Auditor's Consent by Randall N. Drake, C.P.A.
24.1	Power of Attorney (included in the signature page of this registration statement)
99.1*	Form Letter to Selling Security Holders

*Exhibit previously filed.

Item 28. Undertakings

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on August 2, 2002.

(Registrant) MCG Diversified, Inc.
By: /s/ MARGUERITE GODELS
MARGUERITE GODELS
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane J. Harrison, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ MARGUERITE GODELS	August 2, 2002
Marguerite Godels, President, Chairman of the Board of Directors	(Date)

/s/ LAURA LARSEN	August 2, 2002
Laura Larsen, Secretary	(Date)

/s/ JAY D. SOLOMON	August 2, 2002
Jay D. Solomon, P.A., Treasurer, Chief Financial Officer, Accountant	(Date)

/s/ BRIAN BELL	August 2, 2002
Brian Bell, Director	(Date)

/s/ DALE SALMON	August 2, 2002
Dale Salmon, Director	(Date)